                                                                      EXHIBIT 99
[NOBLE INTERNATIONAL, LTD LOGO]


       NOBLE INTERNATIONAL POSTS FOURTH QUARTER 2003 EARNINGS OF $0.24 PER
                    DILUTED SHARE FROM CONTINUING OPERATIONS

     NOBLE EARNS $1.09 PER DILUTED SHARE FROM CONTINUING OPERATIONS FOR 2003

WARREN, MI -- FEBRUARY 11, 2004 -- Noble International, Ltd. (NASDAQ: NOBL) ("Noble" or the "Company") reported earnings from continuing operations of $0.24 per diluted share for the fourth quarter of 2003 versus a loss of $0.08 per diluted share from continuing operations in the fourth quarter of 2002. For the year ended December 31, 2003, Noble earned $1.09 per diluted share from continuing operations compared to earnings of $0.57 per diluted share from operations in 2002.

Net income from continuing operations in the fourth quarter of 2003 was $2.1 million compared to a loss of $0.6 million in the fourth quarter of 2002. Net income from continuing operations for 2003 was $9.1 million as compared to net income from continuing operations of $4.1 million in 2002. A generally favorable automotive production environment, new vehicle programs and the Company's ongoing efforts to improve operating efficiencies were the major factors impacting earnings growth for the quarter and year.

Christopher L. Morin, Noble's President and Chief Executive Officer, commenting on the year, stated, "We began 2003 with a renewed focus on our core business, laser welding for the automotive industry. Throughout the year, we made continuous progress in improving our operating performance and successfully launched several new programs. We carefully managed our growth throughout the year and are now positioned to accelerate sales with the acquisition of Prototech Laser Welding Inc. ("LWI") and the assets of Prototube, Inc. ("Prototube"). These acquisitions provide us with new technologies that we believe have a great deal of long-term potential: products that are presently gaining awareness and acceptance in the marketplace. We ended 2003 in a better position than at the beginning of the year and enter 2004 with many opportunities that we will work hard to develop."

FOURTH QUARTER RESULTS -- CONTINUING OPERATIONS

Revenue in the fourth quarter of 2003 was $56.1 million, up 65% from 2002's fourth quarter revenue of $34.0 million. New vehicle programs and higher steel sales were the main factors behind the year-over-year revenue growth. Gross profit rose to approximately $7.6 million from $4.1 million, or 13.5% of sales for the quarter ended December 31, 2003 versus 12.1% of sales in the prior-year period, despite an increase in lower-margin steel sales.

Selling, general and administrative (SG&A) expense for the fourth quarter of 2003 rose to $3.8 million from $3.2 million in the prior year's fourth quarter, but dropped as a percentage of sales to 6.8% from 9.3% of sales. Operating profit grew to $3.8 million in the fourth quarter of 2003 from $0.9 million in the fourth quarter of 2002. Earnings before interest, taxes, depreciation and amortization ("EBITDA") increased to $5.9 million in the fourth quarter of 2003 from $0.8 million in the same period of 2002. Net income from continuing operations climbed to $2.1 million, or


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



$0.24 per diluted share in 2003's fourth quarter, compared to a loss of $0.6 million, or $0.08 per diluted share in the fourth quarter of 2002.

FULL YEAR RESULTS -- CONTINUING OPERATIONS

Net income from continuing operations for 2003 was $9.1 million compared to $4.1 million in 2002, reflecting an increase of 125%. Earnings per diluted share for 2003 were $1.09 versus $0.57 in 2002. Results reflect the inclusion of the Company's distribution business, Monroe Engineering Products, Inc. ("Monroe") in discontinued operations for the entire year.

Revenue in 2003 grew by 52% to $183.8 million from $120.8 million due to new vehicle programs, a generally strong North American light vehicle production environment and an increase in steel sales. The gross margin remained relatively stable at 14.6% of sales for 2003 versus 14.8% of sales for 2002 despite the higher proportion of steel sales. Gross profit increased to $26.9 million in 2003 from $17.9 million in 2002. SG&A expense growth was controlled, rising to $12.2 million in 2003 from $10.3 million in 2002, declining as a percentage of sales to 6.7% in 2003 from 8.5% in 2002. Operating profit climbed to $14.6 million in 2003 from $7.6 million in the prior year. EBITDA in 2003 increased to $23.4 million from $12.5 million, representing an increase of 88% from 2002.

DISCONTINUED OPERATIONS

The Company made the decision to sell Monroe in the fourth quarter of 2003. Subsequent to the end of 2003, Noble completed the sale of Monroe for $5.5 million in cash. As previously announced, Noble applied the proceeds from the sale of Monroe to reduce the borrowings incurred in the acquisition of LWI.

During 2003, the Company incurred losses from discontinued operations of $3.9 million. The loss from discontinued operations includes a $1.3 million operating loss attributable to the logistics business that was sold in March 2003 and a loss on the sale of the logistics business of $0.7 million. In addition, Noble recorded a loss from discontinued operations of $1.9 million related to Monroe.

                             Convertible Debentures

As of December 31, 2003, holders of approximately $3.5 million of its Senior Convertible Subordinated Debentures (the "Debenture") due 2005 exercised their option to convert into common stock of the Company. In 2004 to date, an additional $9.2 million of the Debentures were converted into common stock bringing the total converted to $12.7 million, adding approximately 887,000 shares to Noble's basic common share count.

In January 2004, Noble retired approximately $0.8 million of the Debenture as required by the mandatory retirement provisions of the Indenture, leaving a current balance of approximately $2.5 million. The Company is considering redeeming the remaining Debentures in the first quarter of 2004.


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

UPDATED 2004 FINANCIAL GUIDANCE

Noble is revising its guidance for 2004 earnings from continuing operations upward to a range of $1.30 to $1.35 per diluted share from our previous guidance of $1.22 to $1.32 per share. Management is also raising its 2004 revenue estimate to a range of approximately $300 million to $315 million from the prior range of $260 million to $280 million. This represents an average increase of 67% over sales levels recorded in 2003. These estimates are based on an assumption of a diluted share count of approximately 9.3 million shares and estimated North American light vehicle production of approximately 16.2 million units. Changes in either of these estimates could impact the earnings from continuing operations.

Management expects earnings for the first quarter of 2004 to be in the range of $0.31 to $0.34 per diluted share. The Company also expects that due to the timing of new product launches, quarterly earnings are likely to return to a pattern that is more typical of the automotive industry, with earnings in the first half of the year higher than the second half. EBITDA is expected to be between $30 million and $33 million for 2004 versus $23.4 million for 2003. This represents an average increase in EBITDA of 35% over 2003.

CONFERENCE CALL INFORMATION

The Company plans to host a conference call to discuss its results for the fourth quarter and year ending December 31, 2003 and outlook for 2004. The call is scheduled for 10:00 AM Eastern, February 12, 2004. Details can found on the Company's website at www.nobleintl.com.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included throughout this news release, the Company has provided information regarding EBITDA (a non-GAAP financial measure). EBITDA represents earnings from continuing operations before income tax, plus interest expense, depreciation and amortization.

EBITDA is not presented as, and should not be considered an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company's ability to incur and service debt. While widely used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by other companies.

Management believes that EBITDA is useful to both management and investors in their analysis of the Company's ability to service and repay its debt. Further, management uses EBITDA for planning and forecasting in future periods.

For a reconciliation of EBITDA to net income from continuing operations, see the attached financial information and supplemental data.


SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering,


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manufacturing, complete program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Certain statements made by Noble International, Ltd. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management's assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company's goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble's public filings with the Securities and Exchange Commission. NOBLE DOES NOT INTEND OR UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENTS. For more information see www.nobleintl.com.

For more information contact:

Greg L. Salchow
Noble International, Ltd.
(586) 751-5600


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

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      (in thousands, except per share data)

                                                                THREE MONTHS ENDED           TWELVE MONTHS ENDED
                                                                    DECEMBER 31,                 DECEMBER 31,
                                                                   (unaudited)
                                                            -------------------------------------------------------
                                                                  2003           2002         2003          2002
--------------------------------------------------------------------------------------------------------------------

Net sales                                                   $    56,057     $   33,960     $  183,759    $  120,800
Cost of sales                                                    48,463         29,860        156,909       102,904
                                                            -----------     ----------     ----------    ----------
    Gross margin                                                  7,594          4,100         26,850        17,896
Selling, general and administrative expenses                      3,812          3,165         12,235        10,268
                                                            -----------     ----------     ----------    ----------
    Operating profit                                              3,782            935         14,615         7,628
Interest income                                                      91            229            596           978
Interest expense                                                   (683)          (134)        (2,419)         (836)
Expense Related to Litigation Award                                  73         (1,098)            73        (1,098)
Other, net                                                          156           (916)           942          (935)
                                                            -----------     ----------     ----------    ----------
    Earnings from continuing operations before income taxes       3,419           (984)        13,807         5,737
Income tax expense                                                1,349           (352)         4,673         1,666
Preferred stock dividends                                             -              -              -            10
                                                            -----------     ----------     ----------    ----------
    Earnings on common shares from continuing operations          2,070           (632)         9,134         4,061
Discontinued operations:
Loss from discontinued operations                                (2,307)       (17,912)        (3,221)      (17,405)
Extraordinary gain - gain on acquisition, net                         -              -              -           315
Gain (loss) on sale of discontinued operations                        -            174           (677)          174
                                                            -----------     ----------     ----------    ----------
    Net earnings (loss) on common shares                    $      (237)    $  (18,370)    $    5,236    $  (12,855)
                                                            ===========     ===========    ==========    ==========

BASIC EARNINGS (LOSS) PER COMMON SHARE:
    Earnings (loss) per share from continuing operations    $      0.26     $    (0.08)    $     1.17    $     0.58
    Earnings (loss) from discontinued operations                  (0.29)         (2.32)         (0.41)        (2.49)
    Extraordinary gain                                                -              -              -          0.05
    Gain (loss) on sale of discontinued operations                    -           0.02          (0.09)         0.02
                                                            -----------     ----------     ----------    ----------
    Basic earnings (loss) per common share                  $     (0.03)    $    (2.38)    $     0.67    $    (1.84)
                                                            ===========     ===========    ==========    ==========

DILUTED EARNINGS (LOSS) PER COMMON SHARE
    Earnings (loss) per share from continuing operations    $      0.24     $    (0.08)    $     1.09    $     0.57
    Earnings (loss) from discontinued operations                  (0.25)         (2.32)         (0.36)        (2.43)
    Extraordinary gain                                                -              -              -          0.04
    Gain (loss) on sale of discontinued operations                    -           0.02          (0.07)         0.02
                                                            -----------     ----------     ----------    ----------
    Diluted earnings (loss) per common share                $     (0.01)    $    (2.38)    $     0.66    $    (1.80)
                                                            ===========     ===========    ==========    ==========

    Dividends declared and paid                             $      0.08     $     0.08     $     0.32    $     0.32
                                                            ===========     ===========    ==========    ==========

Basic weighted average common shares outstanding              7,889,595      7,705,535      7,779,472     6,995,153
Diluted weighted average common shares outstanding            9,280,629      7,705,535      9,044,376     7,158,982

EBITDA - Continuing Operations                              $     5,854     $      794     $   23,413    $   12,471
                                                            ===========     ===========    ==========    ==========

EBITDA reconciliation to Net Income from Continuing
  Operations
    Net Income from Continuing Operations                         2,070           (632)         9,134         4,061
    Income Tax Expense                                            1,349           (352)         4,673         1,666
    Preferred Stock Dividends                                         -              -              -            10
    Depreciation                                                  1,686          1,585          6,987         5,665
    Amortization                                                     66             59            200           233
    Interest Expense                                                683            134          2,419           836
                                                            -----------     ----------     ----------    ----------
                           Total                                  5,854            794         23,413        12,471



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

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                  DECEMBER 31,    DECEMBER 31,
                                                      2003            2002
                                                 -------------    ------------

ASSETS
Current Assets:
    Cash and cash equivalents                        $     715       $   1,153
    Accounts receivable, trade - net                    34,030          22,474
    Note receivable                                      1,799               -
    Inventories                                         14,543           7,119
    Deferred income taxes                                    -           6,217
    Income taxes refundable                              5,921             250
    Prepaid expenses                                     3,338           2,513
                                                     ---------       ---------
Total Current Assets                                    60,346          39,726

Property, Plant & Equipment, net                        47,119          47,026

Other Assets:
    Goodwill, net                                       11,839          11,465
    Covenants not to compete, net                          183             383
    Note receivable, long term                           3,333               -
    Other assets, net                                    9,557          10,015
                                                     ---------       ---------
Total Other Assets                                      24,912          21,863
Assets Held for Sale                                    10,036          21,336
                                                     ---------       ---------
Total  Assets                                        $ 142,413       $ 129,951
                                                     =========       =========

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                                 $  29,517       $  19,678
    Accrued liabilities                                  4,969           5,652
    Current maturities of long-term debt                 9,999           8,386
    Income taxes payable                                    54            (341)
                                                     ---------       ---------
Total Current Liabilities                               44,539          33,375

Long-Term Liabilities:
    Deferred income taxes                                3,860           1,717
    Convertible subordinated debentures                  7,026          16,037
    Long-term debt, excluding current maturities        35,974          33,192
                                                     ---------       ---------
Total Long-Term Liabilities                             46,860          50,946
Liabilities Held for Sale                                  775           3,569
STOCKHOLDERS' EQUITY
    Common stock                                            10               9
    Additional paid-in capital                          38,161          32,874
    Retained earnings                                   12,490           9,755
    Accumulated comprehensive income (loss), net          (422)           (577)
                                                     ---------       ---------
TOTAL STOCKHOLDERS' EQUITY                              50,239          42,061
                                                     ---------       ---------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY             $ 142,413       $ 129,951
                                                     =========       =========


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